Supplement no. 3 to prospectus dated June 22, 2007

Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933

Relating to Registration No. 333-143986

$100,000,000

1.625% Convertible Senior Notes due 2014

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This supplement no. 3 to prospectus dated June 22, 2007 and prospectus supplement no. 1 dated August 15, 2007 and prospectus supplement no. 2 dated October 31, 2007 covers resales from time to time by selling securityholders of our 1.625% Convertible Senior Notes due 2014, or the Notes, and shares of our common stock issuable upon conversion of the Notes. The Notes were originally issued by us to Merrill Lynch, Pierce, Fenner & Smith Incorporated as the initial purchaser and resold by it only to “qualified institutional buyers” (as defined in the Securities Act of 1933, as amended, or the Securities Act), in April 2007 in transactions exempt from the registration requirements of the Securities Act.

You should read this supplement no. 3 in conjunction with the prospectus dated June 22, 2007 and prospectus supplement no. 1 dated August 15, 2007 and prospectus supplement no. 2 dated October 31, 2007, or the prior registration documents, which should be delivered in conjunction with this supplement no. 3. This supplement no. 3 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 3 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 3 supersedes or supplements certain information contained in the prior registration documents.

The Notes and common stock into which the Notes are convertible may be offered and sold from time to time by the selling securityholders identified in this supplement no. 3 to prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

See “Risk Factors” on page 5 of the prospectus dated June 22, 2007 to read about the risks involved in investing in the Notes and our common stock issuable upon conversion of the Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT NO. 3 TO PROSPECTUS OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This supplement no. 3 constitutes the offer by the selling securityholders named below of $23,911,000 principal amount of our Notes and the shares of our common stock issuable upon conversion of those Notes.

The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” in the prior registration documents) is hereby supplemented by adding to it the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below.

We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to January 30, 2008. Information about the selling securityholders may change over time.

We have assumed for purposes of the tables below that the selling securityholders will sell all of the Notes and all of the common stock issuable upon conversion of the Notes pursuant to this supplement no. 3 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which they provided the information regarding their Notes.

SELLING SECURITYHOLDERS

Additional Selling Securityholders

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Context/TQA Global Convertible Master Fund, Ltd.(4)(8)	4,547,000	4.55%	62,119	62,119	0.00
Highbridge Convertible Arbitrage Master Fund LP(5)	2,500,000	2.50%	34,154	34,154.25	0.00
Highbridge International LLC(6)	12,000,000	12.00%	163,940	163,940.40	0.00
Merrill Lynch, Pierce, Fenner and Smith(7)	3,863,000	3.86%	52,775	52,775	0.00
MSS Convertible Artibrage 1(4)	49,000	*	669	669	0.00
ZCM/HFR Index Management, LLC(4)	952,000	*	13,005	13,005	0.00
TOTAL	23,911,000	23.91%	326,664	326,664	0.00

*	Less than 1%
(1)	Includes shares of common stock issuable upon conversion of the Notes, assuming conversion of all the named selling securityholder’s Notes at a conversion rate of 13.6617 shares of common stock per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion Rights” on page 19 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the Notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future. In addition, the number of shares of common stock listed for each selling securityholder does not include fractional shares.
(2)	In addition to shares of common stock issuable upon conversion of the Notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(3)	Assumes the selling securityholder sells all shares of common stock issuable upon conversion of the Notes owned by it.
(4)	Context Capital Management, LLC serves as investment advisor to the selling securityholder. By reason of such relationship, Context Capital Management, LLC may be deemed to share or exercise voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Michael S. Rosen and William D. Fertig manage the portfolio for Context Capital Management, LLC and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Context Capital Management, LLC disclaims beneficial ownership of the Notes and common stock issuable upon conversion of the Notes.
(5)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbritage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.
(6)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(7)	The selling securityholder is an affiliate of a registered broker-dealer.
(8)	These securities were previously reflected as being held by TQA Master Fund, Ltd., which subsequently was acquired by Context Capital Management, LLC.

The aggregate dollar amount of Notes listed in the table of the selling securityholders herein, in the prospectus and the prior supplements thereto may exceed $100,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus or in the prior supplements thereto with respect to the same securities

Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus) may sell such securities under the registration statement. Prior to any use of this supplement no 3. and the prospectus in connection with an offering of the Notes and/or the underlying common stock by any holder not identified above, this supplement no. 3 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such Notes and the underlying common stock.

The date of this supplement no. 3 is January 31, 2008

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